Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Motus GI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	8,491,125	(3)	$0.72	(2)	$6,113,610	0.0001102	$673.72
Total Offering Amounts									$6,113,610		$673.72
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$673.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock issuable upon the conversion or exercise, as applicable, of the Preferred Stock and Warrants offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	With respect to the shares of common stock offered by the selling stockholders, estimated at $0.72 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on May 26, 2023, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	Represents the resale of (A) (i) 525,000 shares of common stock, (ii) 3,617,012 shares of common stock issuable upon the exercise of the pre-funded warrants and (iii) 4,142,012 shares of common stock issuable upon the exercise of the common warrants, in each case issued in a private placement described herein, and (B) 207,101 shares of common stock issuable upon the exercise of the placement agent warrants issued in connection with the private placement described herein.